                                                                     EXHIBIT 3.2


    ======================================================================


            AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                        NEXTLINK COMMUNICATIONS, L.L.C.

                    (A WASHINGTON LIMITED LIABILITY COMPANY)



                              DATED AND EFFECTIVE

                                     AS OF

                                MARCH 29, 1996


    ======================================================================

                               TABLE OF CONTENTS
                               =================

ARTICLE 1 -- FORMATION                                        1
     1.1  Certificate of Formation......................      1
     1.2  Name..........................................      1
     1.3  Purpose.......................................      1
     1.4  Term..........................................      1
     1.5  Principal Place of Business...................      1
     1.6  Registered Office and Registered Agent........      1

ARTICLE 2 -- DEFINITIONS................................      2

ARTICLE 3 -- MEMBERS, CONTRIBUTIONS AND INTERESTS.......      5
     3.1  Members Names, Addresses and Percentages......      5
     3.2  Contributions.................................      5
     3.3  Additional Members; Equity Option Plan........      6
     3.4  Capital Accounts..............................      7
     3.5  No Withdrawal or Transfer of Member's Interest      7

ARTICLE 4 -- MEETINGS OF MEMBERS........................      7
     4.1  Meetings......................................      7
     4.2  Place of Meetings.............................      8
     4.3  Notice of Meetings............................      8
     4.4  Record Date...................................      8
     4.5  Quorum........................................      8
     4.6  Proxies.......................................      8
     4.7  Waiver of Notice..............................      9
     4.8  Action Without Meeting........................      9
     4.9  Meetings by Telephone.........................      9

ARTICLE 5 -- MANAGEMENT.................................      9
     5.1  Management....................................      9
     5.2  Manager Agent of Company......................      9
     5.3  Managers' Other Activities....................      9
     5.4  Agents; Administrative Functions..............      9
     5.5  Meetings of Managers..........................     10

ARTICLE 6 -- ACCOUNTING AND RECORDS.....................     10
     6.1  Books of Account..............................     10
     6.2  Fiscal Year...................................     11
     6.3  Accounting Reports............................     11
     6.4  Tax Returns...................................     11
     6.5  Tax Matters Member............................     11

ARTICLE 7 -- ALLOCATIONS................................     11
     7.1  Allocation of Net Profit and Loss - In General     11
     7.2  Special Allocations...........................     12
     7.3  Corrective Allocations........................     13
     7.4  Other Allocation Rules........................     13
     7.5  Determination of Net Profit or Loss...........     14
     7.6  Mandatory Tax Allocations Under Code
          Section 704(c)................................     14

ARTICLE 8 -- DISTRIBUTIONS TO MEMBERS...................     15
     8.1  Nonliquidating Distributions..................     15
     8.2  Special Distribution to SRC to Cover 1995 Taxes    16
     8.3  Distributions in Liquidation..................     17
     8.4  Distributions in Kind.........................     17

ARTICLE 9 -- DISSOLUTION AND LIQUIDATION................     17
     9.1  Events of Dissolution.........................     17
     9.2  Liquidation Upon Dissolution and Winding Up...     18
     9.3  No Obligation to Restore Negative Capital Account
          Balance on Liquidation........................

ARTICLE 10 -- DISSOCIATION OF A MEMBER..................     18
     10.1  Events.......................................     18
     10.2  Purchase Price...............................     19
     10.3  Failure to Exercise Purchase Option..........     19

ARTICLE 11 -- LIMITATION OF MEMBER'S LIABILITY;
              INDEMNIFICATION...........................     19
     11.1  Limitation of Liability......................     19
     11.2  Indemnification..............................     20

ARTICLE 12 -- MISCELLANEOUS.............................     20
     12.1  Notices......................................     20
     12.2  Governing Law................................     21
     12.3  Amendments...................................     21
     12.4  Construction.................................     21
     12.5  Headings.....................................     21
     12.6  Waivers......................................     21
     12.7  Remedies.....................................     21
     12.8  Severability.................................     21
     12.9  Heirs, Successors and Assigns................     22
     12.10 Creditors....................................     22
     12.11 Jurisdiction and Venue.......................     22
     12.12 Dispute Resolution...........................     22
     12.13 Counterparts.................................     24

            AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                        NEXTLINK COMMUNICATIONS, L.L.C.

                    (A WASHINGTON LIMITED LIABILITY COMPANY)



     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of March 29, 1996, is made among the persons whose signatures appear on the signature page hereof.

                             ARTICLE 1 -- FORMATION

     1.1 CERTIFICATE OF FORMATION. A Certificate of Formation was filed on January 6, 1995, and was effective immediately upon filing, the date on which the term of the Company began. The Company's Limited Liability Company Agreement was previously amended and restated in a First Amended and Restated Limited Liability Company Agreement dated as of September 1, 1995.

     1.2 NAME. The name of the limited liability company is "NEXTLINK Communications, L.L.C." The company was formerly known as "Nextlink Investments, L.L.C." and as "FiberLink Investments, L.L.C."

     1.3 PURPOSE. The purpose and business of the Company is to engage in any lawful business permitted under the Act and to exercise all other powers necessary or reasonably connected or incidental to such purpose and business that may be legally exercised by the Company.

     1.4 TERM. The term shall continue until December 31, 2025, unless the Company is earlier dissolved in accordance with Article 9.
                                                ---------

     1.5 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be 155 108th Avenue NE, Bellevue, Washington 98004. The Managers may relocate the Company's principal place of business or establish additional Company offices from time to time.

     1.6 REGISTERED OFFICE AND REGISTERED AGENT. The Company's initial registered agent and the address of its initial registered office are as follows:

          Name            Address
          ----            -------

     DWTR&J Corp.        2600 Century Square
                         1501 Fourth Avenue
                         Seattle, WA  98101-1688

The registered office and registered agent may be changed by the Managers from time to time by filing an amendment to the Certificate of Formation.

                            ARTICLE 2 -- DEFINITIONS

     The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

     "ACT" means the Washington Limited Liability Company Act (RCW Ch. 25.15).

     "AGREEMENT" means this amended and restated limited liability company agreement, as originally executed and as amended from time to time.

     "CAPITAL ACCOUNT" has the meaning defined in Section 3.4.
                                                  -----------

     "CAPITAL CONTRIBUTION" means, with respect to each Member, the amount contributed by such Member to the capital of the Company pursuant to Sections
                                                                     --------
3.2 and 3.3.
- ---     ---

     "CLASS A MEMBER" has the meaning given in Article 3.
                                               ---------

     "CLASS B MEMBER" has the meaning given in Article 3.
                                               ---------

     "CODE" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

     "COMPANY" means the limited liability company governed by this Agreement.

     "DEFICIT CAPITAL ACCOUNT" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

          (i) credit to such Capital Account any amount that such Member is obligated to restore to the Company under Regulation Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Regulation Sections 1.704-2(g)(1) and (i)(5); and

          (ii) debit to such Capital Account the items described in Regulation
Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition is intended to comply with the provisions of Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and shall be interpreted consistently with those provisions.

     "DISTRIBUTABLE CASH" means, with respect to any fiscal period, all cash receipts received by the Company from operations in the ordinary course of business including, without limitation, income from invested Reserves and cash receipts of the Company from any borrowing by the Company, but after deducting Operating Cash Expenses, debt service, commitment fees, loan broker fees, and other payments made in connection with any loan to the Company or other loans secured by a lien on the Company's assets, capital expenditures of the Company and amounts set aside for the creation of or addition to Reserves, all as determined in the discretion of the Managers. Distributable Cash does not include Capital Contributions made in accordance with Article 3. The Managers
                                                      ---------
shall use their discretion to determine the nature and extent of Distributable Cash.

     "EAGLE RIVER" means Eagle River Investments, L.L.C., a Washington limited liability company, formerly known as Eagle River Transition, L.L.C.

     "EQUITY OPTION PLAN" means the Company's Amended and Restated Equity Option Plan, dated as of February 27, 1996, as amended from time to time.

     "MAJORITY INTEREST" means the vote, approval, consent or other action of Members holding more than fifty percent (50%) of the Profits Interests and the Capital Interests of the Company held by such Members. For these purposes, a Member's Profit Interest is determined by reference to the Member's interest in the Company's net profits under Section 7.1.1(d), and a Member's Capital
                                ----------------
Interest is based on the Member's Capital Account balance determined as of the date on which the event triggering such other action of the Members occurs.

     "MAJORITY PERCENTAGE INTEREST" means the vote, approval, consent or other action of the Members entitled to act holding more than fifty percent (50%) of the outstanding units held by such Members as of the date on which the event triggering the vote or other action of Members occurs.

     "MANAGERS" means Eagle River and NEXTLINK, Inc.

     "MEMBER" means each person who executes a counterpart of this Agreement as a Class A Member or a Class B Member, and each person who may hereafter be admitted to the Company as an additional or substituted Class A Member or Class B Member.

     "NET CAPITAL CONTRIBUTION" means, with respect to a Class A Member, the average daily amount of the following calculation: (i) the amount of each Capital Contribution made by such Member, (ii) less the amount of all distributions made to such Member pursuant to Section 8.1(c).
                                              --------------

     "NEXTLINK, INC." means NEXTLINK, Inc., a Washington corporation.

     "OPERATING CASH EXPENSES" means, with respect to any fiscal period, the amount of cash disbursed in the ordinary course of operations of the Company during such period, including without limitation, all cash expenses such as expenses relating to marketing, sales, regulatory matters, technical matters, engineering matters, rights of way, telecommunication expenses, utility charges, administrative costs, advertising expenses, legal and accounting fees, insurance premiums, taxes, and repair and maintenance expenses, all as determined in the discretion of the Managers. Operating Cash Expenses shall not include expenditures paid out of Reserves.

     "PERCENTAGE INTEREST" means, with respect to any Member at any time, the percentage determined based on the ratio that the number of Units held by such Member bears to the total number of outstanding Units held by all Members.

     "PREFERRED RETURN" shall mean, as of any date, an amount equal to an annual return at a rate equal to the SFNB Prime Rate, as in effect on the first day of each calendar quarter, plus 2% per annum, on the Net Capital Contribution of each Class A Member, accruing from the date of each Capital Contribution.

     "REGULATION" includes proposed, temporary and final Treasury regulations promulgated under the Code and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

     "RESERVES" means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves that may be maintained by the Company for working capital and to pay taxes, insurance, debt services or other costs or expenses of the Company, all as determined in the discretion of the Managers.

     "SFNB PRIME RATE" means on any day Seattle-First National Bank's publicly announced prime rate of interest, or if Seattle-First National Bank shall not be publicly announcing such rate, a comparable base lending rate publicly announced by a commercial bank, selected by the Managers.

     "SRC" means BWP, Inc., an Oregon corporation formerly known as Sound Response Corporation, and its permitted successors and assigns.

     "UNITS" means the Class A or Class B Units issued to the Members pursuant to this Agreement. The Units held by the Members shall be set forth on attached
Schedule 1, as amended from time to time.
- ----------

               ARTICLE 3 -- MEMBERS, CONTRIBUTIONS AND INTERESTS

          3.1 MEMBERS NAMES, ADDRESSES AND PERCENTAGES. The names and addresses of the Members, and their Units and Percentage Interests are as set forth on attached Schedule 1, as amended from time to time. Class A Members are
                  ----------
holders of Class A Units.  Class B Members are holders of Class B Units.
Members shall be either Class A Members or Class B Members and their respective rights, preferences and limitations as Members shall in all respects be the same, except as specifically provided in this Article 3 or elsewhere in this
                                              ---------
Agreement. Class B Members shall not have any right to vote on any matter, except as provided in Section 9.1(c) and Section 12.3.
                      --------------     ------------

          3.2 CONTRIBUTIONS. The Members shall make, or previously have made, the Capital Contributions in cash or by contribution of assets as stated in the records of the Company prior to the date of this Agreement and in any Schedule 2
                                                                      ----------
attached to this Agreement as amended from time to time. No interest shall be paid on Capital Contributions and no Member shall have the right to withdraw his, her or its Capital Contribution.

          Additional Capital Contributions shall be required of Class A Members only upon a written call for additional capital by the Managers setting forth the aggregate amount of additional capital, the number of additional Class A Units to be issued in connection with the call for additional capital, and the subscription price for each Class A Unit. If the Managers issue a call for additional Capital Contributions, the Class A Members shall make such additional Capital Contributions on a pro rata basis in proportion to their respective ownership of the total Class A Units, such that 100% of the additional Capital Contribution is funded by the Class A Members, within ten business days after receipt of notice of the required additional Capital Contribution. Class B Members shall have no right or obligation to make additional Capital Contributions.

          In the event that any Class A Member fails to make a required additional Capital Contribution within the time required, the non-defaulting Class A Members may, at their option and as determined by the Managers:

          (a) recharacterize the additional Capital Contribution made by each of the non-defaulting Class A Members as a loan to the Company, bearing interest at a rate equal to the lesser of the maximum rate permitted by law or the SFNB Prime Rate in effect as of the first day of each calendar month, plus three percent per annum, with such interest rate being adjusted as of the first day of each calendar month and with interest payable monthly and principal payable within thirty (30) days after written demand; or

          (b) contribute to the Company, pro rata in accordance with the number of Class A Units held by each non-defaulting Class A Member or in such other manner as the non-defaulting Class A Members may agree, an amount equal to the defaulting Member's required additional Capital Contribution in exchange for additional Class A Units at the subscription price set forth in the Managers' call for additional capital; or

          (c) advance, pro rata in accordance with the number of Class A Units held by each non-defaulting Class A Member or in such other manner as the non-defaulting Class A Members may agree, an amount equal to such required additional Capital Contribution on behalf of the defaulting Member (a "Default Loan"). Default Loans shall bear interest at the lesser of the maximum rate permitted by law or the SFNB Prime Rate in effect as of the first day of each calendar month, plus 3% per annum, and such interest rate shall be adjusted as of the first day of each calendar month. Default Loans shall be repayable within thirty (30) days after written demand and if not sooner repaid or demand made, shall be repaid from any cash distributions otherwise distributable by the Company to the defaulting Member (and charged against the Defaulting Member's Capital Account) or offset against any amount to be paid to the defaulting Member by the Company.

          Following the contribution of additional capital and the issuance of additional Class A Units pursuant to the call of the Managers under this Section
                                                                         -------
3.2, the Percentage Interests of the Members shall be adjusted so that the
- ---
Percentage Interest of each Member is in the ratio of a fraction, the numerator of which is the aggregate number of Units held by each Member and the denominator of which is the aggregate number of Units held by all Members, and
Schedule 1 shall be amended accordingly.
- ----------

          3.3 ADDITIONAL MEMBERS; EQUITY OPTION PLAN. The Company may, as determined by the Managers time to time, admit additional persons as Members, or grant options to persons to become Members, pursuant to the Equity Option Plan or otherwise. The Equity Option Plan, and additional agreements executed pursuant to the terms of the Equity Option Plan, shall govern the terms of any options to become a Member. Persons admitted as Members pursuant to the Equity Option Plan shall be admitted as Class B Members.

          3.4 CAPITAL ACCOUNTS. A capital account ("Capital Account") shall be determined and maintained for each Member in accordance with the principles of Regulation Section 1.704-1(b) at all times throughout the full term of the Company. In the event of a permitted sale or assignment of all or any part of a Member's interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Company interest.

          The book value of all Company properties may be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times: (1) in connection with the acquisition of an interest in the Company by a new or existing Member, (2) in connection with the liquidation of the Company as defined in Regulation Section 1.704-(1)(b)(2)(ii)(g), or (3) in connection with a distribution to a retiring or a continuing Member as consideration for all or a portion of his, her or its interest in the Company. In the event of a revaluation of any Company assets hereunder, the Capital Accounts of the Members shall be adjusted, including continuing adjustments for depreciation, to the extent provided in Regulation Section 1.704-
(1)(b)(2)(iv)(f).

          3.5 NO WITHDRAWAL OR TRANSFER OF MEMBER'S INTEREST. No Member shall voluntarily withdraw from the Company without the consent of the Managers. A withdrawal in violation of this Section 3.5 shall constitute a breach of this
                                -----------
Agreement for which the Company and other Members shall have the remedies provided under applicable law.

          No Member shall voluntarily assign, encumber, sell or otherwise transfer all or any portion of the Member's interest in the Company or options to acquire any interest in the Company (except as set forth in the Equity Option Plan governing such option), or enter into any agreement as a result of which any person shall become interested with the Member in the Company, without the consent of a Majority Percentage Interest of the non-transferring Members. The Members acknowledge and agree that this is a reasonable restraint on the alienation of their interests in the Company in view of the paramount objective of the Members that the Company be treated as a partnership for federal income tax purposes.

                        ARTICLE 4 -- MEETINGS OF MEMBERS

          4.1 MEETINGS. Meetings of Members are not required, but may be called by Class A Members holding at least twenty percent (20%) of the Percentage Interests held by Members; provided, however, that Class A Members holding at least fifteen percent (15%) of the Percentage Interests held by Members may call a meeting of Members once per year. No business shall be transacted at any meeting of Members except as is specified in the notice calling such meeting.

          4.2 PLACE OF MEETINGS. The Members may designate any place, either within or outside the State of Washington, as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company specified in Section 1.5.
                                                    -----------

          4.3 NOTICE OF MEETINGS. Written notice stating the place, day and time of the meeting and the purpose for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Members calling the meeting, to each Member entitled to vote at such meeting.
If mailed, such notice shall be deemed to be delivered three (3) calendar days after being deposited in the United States Mail, addressed to the Member at his, her or its address as it appears on the records of the Company, postage prepaid.

          4.4 RECORD DATE. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to any distribution, the date on which notice of the meeting is first delivered or mailed, or the date on which a resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 4.4, such
                                                         -----------
determination shall apply to any adjournment thereof.

          4.5 QUORUM. Members holding a Majority Percentage Interest, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Percentage Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each Member. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

          4.6 PROXIES. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by the Member's attorney-in-fact or agent appointed in writing. Such proxy or appointment shall be filed with the Company before or at the time of the meeting. No proxy or appointment shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy or appointment.

          4.7 WAIVER OF NOTICE. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice. Attendance at a meeting shall constitute waiver of notice of the meeting unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

          4.8 ACTION WITHOUT MEETING. Any action required or permitted to be taken by the Members at a meeting may be taken without a meeting if a consent in writing, describing the action taken, is signed by a Majority Percentage Interest of the Class A Members, unless a different vote is required to approve such action under this Agreement. Such action shall be included in the minutes of the Company's meetings.

          4.9 MEETINGS BY TELEPHONE. Meetings of the Members may be held by conference telephone or by any other means of communication by which all participants can hear each other simultaneously during the meeting, and such participation shall constitute presence in person at the meeting.

                            ARTICLE 5 -- MANAGEMENT

          5.1 MANAGEMENT. The Company shall be managed exclusively by the Managers. The Managers shall have the right to make all management, financial, and accounting decisions concerning the Company, including the right and authority, notwithstanding any provision of this Agreement to the contrary, to cause the Company to be merged with or into another entity or to cause the Company to be converted into a corporation.

          5.2 MANAGER AGENT OF COMPANY. The Managers are agents of the Company for purposes of its business, and the act of either Manager for the purpose of carrying on the business of the Company, including the execution in the Company name of any instrument for such purpose, shall bind the Company.

          5.3 MANAGERS' OTHER ACTIVITIES. Each Manager is at all times specifically permitted to engage in any other business ventures and activities including such activities as may be deemed to be in competition with the Company and shall have no obligation to account to the Company or its Members for any such business ventures or activities.

          5.4 AGENTS; ADMINISTRATIVE FUNCTIONS. The Managers may also delegate to one Manager the right to implement the decisions of the Managers and administration of the day-to-day operational matters of the Company. The Managers may also authorize, in writing, one or more agents or officers (each, an "Administrator") to implement the management decisions of the Managers and to handle the day-to-day operational matters of the Company. Such authority may be general or limited to specific instances. The Managers shall determine the duties, compensation, term of service and other matters relating to any Administrator. The Managers may remove an Administrator at any time. The Administrator's expenses incurred on behalf of the Company shall be paid by, or reimbursed by, the Company.

          5.5 MEETINGS OF MANAGERS. Meetings of Managers are not required. Either Manager may call a meeting of the Managers. The Manager calling the meeting may designate any place, either within or outside the State of Washington, as the place of meeting of the Managers. The affirmative vote of Managers present at the meeting holding a Majority Percentage Interest of the Units held by the Managers shall be the act of the Managers. A Manager may be represented in meetings or votes of the Managers by any representative designated by such Manager. Any action required or permitted to be taken by the Managers may be taken without a meeting if a consent in writing, describing the action taken, is signed by Managers holding a Majority Percentage Interest of the Units held by the Managers. Meetings of the Managers may be held by conference telephone or by any other means of communication by which all participants can hear each other simultaneously during the meeting, and such participation shall constitute presence at the meeting.

                      ARTICLE 6 -- ACCOUNTING AND RECORDS

          6.1 BOOKS OF ACCOUNT. The Managers shall maintain records and accounts of all of the Company's operations and expenditures. At a minimum the Managers shall keep at the Company's principal place of business the following records:

          (a) A current list and past list, setting forth the full name and last known mailing address of each Member and Manager;

          (b) A copy of the Certificate of Formation and all amendments thereto;

          (c) Copies of this Agreement and all amendments hereto and copies of all limited liability company agreements no longer in effect;

          (d) Copies of the Company's federal, state, and local tax returns and reports, if any, for the three (3) most recent years;

          (e) Minutes of meetings of the Members, if any, and any written consents obtained from Members for actions taken by Members without a meeting; and

          (f) Copies of the Company's financial statements for the three (3) most recent years.

          6.2 FISCAL YEAR. The fiscal year of the Company shall be the calendar year.

          6.3 ACCOUNTING REPORTS. Within one hundred twenty (120) days after the close of each fiscal year, the Managers shall cause each Member to receive an unaudited financial report of the activities of the Company for the preceding fiscal year, including the balance sheet of the Company as of the end of such year and a statement of income or loss for such year.

          6.4 TAX RETURNS. The Managers shall cause to be prepared and timely filed all required federal and state income tax returns. Within ninety (90) days after the end of each fiscal year, each Member shall be furnished a statement suitable for use in the preparation of the Member's income tax return.

          6.5 TAX MATTERS MEMBER. For purposes of the Code and any comparable provisions of state law, the "Tax Matters Partner" shall be Eagle River.

          ARTICLE 7 -- ALLOCATIONS OF PROFITS, LOSSES AND OTHER ITEMS

          7.1 ALLOCATION OF NET PROFIT AND LOSS - IN GENERAL.

          7.1.1 ALLOCATION OF NET PROFIT. After giving effect to the special allocations set forth in Sections 7.2 and 7.3, the net profit for any fiscal
                         ------------     ---
year of the Company shall be allocated among the Members as follows:

          (a) first, to the Members in proportion to the aggregate allocations of net loss to each Member pursuant to Section 7.1.2(c), until each Member has
                                       ----------------
received aggregate allocations of net profit under this Paragraph (a) in an
                                                        -------------
amount that is equal to (but does not exceed) the aggregate allocations of net loss to such Member under Section 7.1.2(c);
                          ----------------

          (b) second, to the Members in proportion to the aggregate allocations of net loss to each Member pursuant to Section 7.1.2(b), until each Member has
                                       ----------------
received aggregate allocations of net profit under this Paragraph (b) in an
                                                        -------------
amount that is equal to (but does not exceed) the aggregate allocations of net loss to such Member under Section 7.1.2(b);
                          ----------------

          (c) third, one hundred percent (100%) to the Class A Members (pro rata, in accordance with their respective accrued and unallocated Preferred Return) until the net profit allocated pursuant to this Section 7.1.1(c) for the
                                                        ----------------
current and all prior fiscal years is equal to the cumulative Preferred Return for such Class A Members from the inception of the Company to the day on which such allocation is made; and

          (d) fourth, to the Members in proportion to their respective Percentage Interests.

          7.1.2 ALLOCATION OF NET LOSS. After giving effect to the special allocations set forth in Sections 7.2 and 7.3, the
                         ------------     ---
net loss for any fiscal year of the Company shall be allocated among the Members as follows:

          (a) first, to the Members, in proportion to the aggregate allocations of net profits to each Member pursuant to Section 7.1.1(d), until each Member
                                          ----------------
has received aggregate allocations of net loss under this Paragraph (a) in an
                                                          -------------
amount that is equal to (but does not exceed) the aggregate allocations of net profit to such Member under Section 7.1.1(d);
                            ----------------

          (b) second, to the Members, pro rata in proportion to their respective Percentage Interests; provided, however, that no net loss shall be
                                 --------  -------
allocated to any Member if and to the extent such allocation of net loss would cause such Member to have an Adjusted Capital Account Deficit at the end of the Company's fiscal year and any such excess net loss shall be allocated pursuant to Paragraph (c) below; and
   -------------

          (c) the balance of the net loss, if any, shall be allocated among those Members who do not have Deficit Capital Accounts in proportion to their respective Percentage Interests; provided, however, that no allocation under this Section 7.1.2(c) shall cause any Member to have a Deficit Capital Account.
     ----------------

          7.2 SPECIAL ALLOCATIONS. The following special allocations shall be made for any fiscal year of the Company in the following order:

          7.2.1 MINIMUM GAIN CHARGEBACK. If there is a decrease in the Company's "partnership minimum gain," as defined in and determined under Regulation Sections 1.704-2(b)(2) and 1.704-2(d), the minimum gain chargeback provisions of Regulation Section 1.704-2(f), which are hereby incorporated into this Agreement by this reference, shall be applied.

          7.2.2 MEMBER MINIMUM GAIN CHARGEBACK. If there is a decrease in any Member's share of "partner nonrecourse debt minimum gain," as defined in and determined under Regulation Section 1.704-2(i), the partner nonrecourse debt minimum gain chargeback provisions of Regulation Section 1.704-2(i)(4), which are hereby incorporated into this Agreement by this reference, shall be applied.

          7.2.3 QUALIFIED INCOME OFFSET. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in accordance with Regulation Section 1.704-(1)(b)(2)(ii)(d).

          7.2.4 NONRECOURSE DEDUCTIONS. "Nonrecourse deductions," as defined in and determined under Regulation Sections 1.704-2(b)(1) and (c), shall be allocated among the Members in accordance with their respective Percentage Interests.

          7.2.5 MEMBER NONRECOURSE DEDUCTIONS. "Partner nonrecourse deductions," as defined in and determined under Regulation Sections 1.704-2(i)(1) and (2), shall be specially allocated among the Members in accordance with Regulation Section 1.704-2(i).

          7.3  CORRECTIVE ALLOCATIONS.  The allocations set forth in  Section
                                                                      -------
7.2 are intended to comply with certain regulatory requirements under Code
- ---
Section 704(b). The Members intend that, to the extent possible, all allocations made pursuant to such Sections will, over the term of the Company, be offset either with other allocations pursuant to Section 7.2 or with special
                                                    -----------
allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 7.3. Accordingly, the Managers are hereby authorized and
        -----------
directed to make offsetting allocations of Company income, gain, loss or deduction under this Section 7.3 in whatever manner the Managers determine is
                     -----------
appropriate so that, after such offsetting special allocations are made (and taking into account the reasonably anticipated future allocations of income and gain pursuant to Sections 7.2.1 and 7.2.2), the Capital Accounts of the Members
                 --------------     -----
are, to the extent possible, equal to the Capital Accounts each would have if the provisions of Section 7.2 were not contained in this Agreement and all
                  -----------
income, gain, loss and deduction of the Company were instead allocated pursuant to Section 7.1.
   -----------

          7.4  OTHER ALLOCATION RULES.

          7.4.1 GENERAL. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit, and any other allocations not otherwise provided for shall be divided among the Members in accordance with their Percentage Interests, or as otherwise may be required under the Code and the regulations thereunder.

          7.4.2 ALLOCATION OF RECAPTURE ITEMS. In making any allocation among the Members of income or gain from the sale or other disposition of a Company asset, the ordinary income portion, if any, of such income and gain resulting from the recapture of cost recovery or other deductions shall be allocated among those Members who were previously allocated (or whose predecessors-in-interest were previously allocated) the cost recovery deductions or other deductions resulting in the recapture items, in proportion to the amount of such cost recovery deductions or other deductions previously allocated to them.

          7.4.3 ALLOCATION OF EXCESS NONRECOURSE LIABILITIES. Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulation Section 1.752-3(a)(3), the Members' interests in the Company's profits shall be in accordance with their respective Percentage Interests.

          7.4.4 ALLOCATIONS IN CONNECTION WITH VARYING INTERESTS. If, during a Company fiscal year, there is (i) a permitted transfer of all or a part of a Member's interest, or (ii) the admission or withdrawal of a Member, net profit, net loss, each item thereof, and all other tax items of the Company for such fiscal year shall be divided and allocated among the Members by taking into account their varying interests during such fiscal year in accordance with Code
Section 706(d) and using any conventions permitted by law and selected by the Managers.

          7.5  DETERMINATION OF NET PROFIT OR LOSS.

          7.5.1 COMPUTATION OF NET PROFIT OR LOSS. The net profit or net loss of the Company, for each fiscal year or other period, shall be an amount equal to the Company's taxable income or loss for such period, determined in accordance with Code Section 703(a) (and, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code
Section 703(a)(1), including income and gain exempt from federal income tax, shall be included in taxable income or loss).

          7.5.2 ADJUSTMENTS TO NET PROFIT OR LOSS. For purposes of computing taxable income or loss on the disposition of an item of Company property or for purposes of determining the cost recovery, depreciation, or amortization deduction with respect to any property, the Company shall use such property's book value determined in accordance with Regulation Section 1.704-1(b).

          7.5.3 ITEMS SPECIALLY ALLOCATED. Notwithstanding any other provision of this Section 7.5, any items that are specially allocated pursuant to Section
        -----------                                                     -------
7.2 or Section 7.3 shall not be taken into account in computing the Company's
- ---    -----------
net profit or net loss.

          7.6 MANDATORY TAX ALLOCATIONS UNDER CODE SECTION 704(C). In accordance with Code Section 704(c) and Regulation Section 1.704-3, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial book value computed in accordance with Section 7.5.2. Prior to the contribution of any
                            -------------
property to the Company that has a fair market value that differs from its adjusted tax basis in the hands of the contributing Member on the date of contribution, the contributing Member and the Managers shall agree upon the allocation method to be applied with respect to that property under Regulation Section 1.704-3, which allocation method shall be set forth on attached Schedule 3, if any, as
                                                       ----------
amended from time to time. The same procedure shall apply to any revaluation of Company property as permitted under Regulation Section 1.704-2(b)(iv)(f); provided, however, that all decisions with respect to such revaluation shall be
- --------  -------
made by the Managers.

          Allocations pursuant to this Section 7.6 are solely for purposes of
                                       -----------
federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of net profit, net loss, or other items as computed for book purposes, or, subject to Section
                                                                       -------
8.1(a), distributions pursuant to any provision of this Agreement.
- ------

                     ARTICLE 8 -- DISTRIBUTIONS TO MEMBERS

          8.1   NONLIQUIDATING DISTRIBUTIONS.  Subject to Section 8.2,
                                                          -----------
distributions of Distributable Cash and distributions in kind, other than distributions in liquidation pursuant to Section 8.3, shall be distributed at
                                         -----------
times and under circumstances determined by the Managers in the following order of priority:

          (a) first, the Company shall make a distribution to the Members in an amount equal to at least (a) the Company's net taxable income during the fiscal year multiplied by (b) the maximum federal income tax rate of any Member in effect for the fiscal year, less (c) the amount of any distributions made by the Company during the fiscal year (other than distributions made during the fiscal year that are required to be made under the provisions of this Section 8.1(a)
                                                               --------------
with respect to a prior fiscal year). Such distribution shall be made to each Member in proportion to the net taxable income reported on such Member's Form K-1 from the Company for such fiscal year. For purposes of this Section 8.1(a),
                                                               --------------
the Company's net taxable income shall be the net excess of items of recognized income and gain over the items of recognized loss and deduction reported on the Company's federal income tax return for the taxable year with respect to which the distribution is being made. Notwithstanding the foregoing, in the event (1) there is an allocation by the Company of income or gain to SRC, or losses or deductions only to the other Members (or Members other than the Company in the event the assets previously contributed to the Company by SRC are contributed by the Company to another limited liability company or partnership), with respect to property contributed by SRC for a particular fiscal year in accordance with
Section 7.6 of this Agreement and (2) the amount of cash distributed to SRC for
- -----------
that fiscal year pursuant to the first two sentences of this Section 8.1(a),
                                                             --------------
when added to the amount of any prior distributions made to SRC during that year (other than distributions made during the fiscal year that are required to be made under provisions of this Section 8.1(a) with respect to a prior fiscal
                              --------------
year), is less than the product of (a) the maximum federal income tax rate for individuals for that year times (b) the net amount of gain allocated by the Company to SRC for that fiscal year for federal income tax purposes, then the Company shall distribute to SRC an additional amount of cash equal to such "shortfall." Such distribution shall be made to SRC no later than five business days before the due date of the federal tax return filed by SRC reflecting such gain. The Company's obligation to make such distribution is subject to the restrictions governing distributions under the Act.

          (b) second, to the Class A Members (pro rata in accordance with their respective accrued and unpaid Preferred Return), until such Members have received aggregate distributions under this Section 8.1(b) in an amount that is
                                            --------------
equal to (but does not exceed) such Members' accrued Preferred Return through the date of the distribution;

          (c) third, to the Class A Members (pro rata in accordance with their respective Net Capital Contributions) to the extent of such Class A Members' Capital Contributions to the Company until such Class A Members have received aggregate distributions under this Section 8.1(c) in an amount that is equal to
                                   --------------
(but does not exceed) such Class A Members' aggregate Capital Contributions to the Company through the date of the distribution; and

          (d) fourth, to the Members pro rata in proportion to their respective Percentage Interests.

          8.2 SPECIAL DISTRIBUTION TO SRC TO COVER 1995 TAXES. On or before April 15, 1996, the Company shall make a special distribution to SRC in the positive amount (if any) determined under the following formula:

          [(A - B) X C] - D = Amount of Distribution

For purposes of applying this formula, each of the following variables shall have the meaning set forth opposite such variable:

     A = SRC's net taxable income attributable to its operations from January 1, 1995 through August 31, 1995, determined in a manner consistent with the historical preparation of SRC's Form 1120S, Income Tax Return for an S Corporation. The calculation of SRC's net taxable income for this purpose shall not include any consideration received by SRC under the Member Contribution and Asset Purchase Agreement between the Company and SRC.

     B =  SRC's allocable share of net loss of the Company for calendar year
          1995.

     C = 48.6% (the combined highest marginal federal and Oregon state income tax rates imposed on individuals during 1995).

     D = The aggregate amount of distributions made by SRC to its shareholders during the period commencing on January 1, 1995 and ending on August 31, 1995.

     8.3  DISTRIBUTIONS IN LIQUIDATION.  Notwithstanding Sections 8.1 and 8.2,
                                                         --------------------
distributions in liquidation of the Company shall be made to each Member in the manner set forth in Article 9.
                    ---------

     8.4 DISTRIBUTIONS IN KIND. Non-cash assets, if any, shall be distributed at times and in a manner determined in the discretion of the Managers that reflects how cash proceeds from the sale of such assets for fair market value would have been distributed (after any unrealized income, gain or loss attributable to such non-cash assets has been allocated among the Members in accordance with Article 7).
                ---------

                    ARTICLE 9 -- DISSOLUTION AND LIQUIDATION

     9.1 EVENTS OF DISSOLUTION. Except as otherwise provided in this Agreement, the Company shall dissolve upon the earlier of:

          (a) expiration of the term specified in Section 1.4;
                                                  -----------

          (b) the written agreement of a Majority Percentage Interest of the Class A Members; or

          (c) the occurrence of any of the following events, unless the business of the Company is continued with the consent of a Majority Interest of the remaining Members within ninety (90) days following such event:

          (i) a Member is the subject of a voluntary or involuntary insolvency or bankruptcy proceeding as specified in RCW 25.15.130(1)(d) or (c); or

          (ii) in the case of a Member who is an individual, the death of the Member or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage his or her person or estate; or

          (iii) in the case of a Member that is a general partnership, limited partnership or limited liability company, the dissolution and commencement of winding up of such entity; or

          (iv) in the case of a Member that is a corporation, the filing of articles of dissolution or the equivalent for the corporation or the administrative dissolution of the corporation and the lapse of any period authorized for application for reinstatement; or

          (v) in the case of a Member that is a trust, the termination of such trust; or

          (vi) any event which causes the Company to have fewer than two (2) Members.

     9.2 LIQUIDATION UPON DISSOLUTION AND WINDING UP. Upon the dissolution of the Company, the Managers shall wind up the affairs of the Company. A full account of the assets and liabilities of the Company shall be taken. The assets shall be promptly liquidated and the proceeds thereof applied as required by the Act. Upon discharging all debts and liabilities of the Company, all remaining assets shall be distributed to the Members or their representatives by the end of the taxable year in which the liquidation occurs (or, if later, within ninety
(90) days after the date of such liquidation) in proportion to the positive balances of their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year during which the liquidation occurs (other than those made pursuant to this Section 9.2). The
                                                           -----------
Managers may, in the process of winding up the Company, distribute property in kind, in which case the Members' Capital Account balances shall be adjusted in accordance with Regulation Section 1.704-1(b)(2)(iv)(e).

     9.3 NO OBLIGATION TO RESTORE NEGATIVE CAPITAL ACCOUNT BALANCE ON LIQUIDATION. No Member shall have any obligation to make any Capital Contribution to the Company to eliminate the negative balance, if any, of such Member's Capital Account upon a liquidation within the meaning of Regulation
Section 1.704-1(b)(2)(ii)(g) and such negative balance shall not be considered a debt owed by such Member to the Company or to any other person for any purpose whatsoever.

                     ARTICLE 10 -- DISSOCIATION OF A MEMBER

        10.1 EVENTS. Upon the occurrence of an event of Member dissociation specified in Section 9.1(c) with respect to any Member other than Eagle River or
             --------------
NEXTLINK, Inc., the non-dissociated Class A Members shall each have the option, exercisable by written notice to the person who succeeds to the interest of such dissociated Member, to purchase such Member's entire interest in the Company.
If more than one Class A Member exercises the option to purchase the dissociated Member's interest, their exercise of the purchase option shall be deemed an election to purchase a portion of the interest that is the ratio of the purchasing Member's Percentage Interest to the Percentage Interests of all purchasing Members. Upon the occurrence of an event of Member dissociation specified in Section 9.1(c) with respect to Eagle River or
                          --------------
NEXTLINK, Inc., the other Class A Members shall not have any option to purchase the interest of Eagle River or NEXTLINK, Inc. in the Company. The terms of the Company's right to repurchase any option to acquire Class B Units in the Company shall be governed by the Equity Option Plan rather than the provisions of this
Article 10.
- ----------

          10.2 PURCHASE PRICE. The purchase price for a selling Member's interest in the Company for purposes of Section 10.1 shall be the amount of the
                                        ------------
liquidating distribution the Selling Member would receive pursuant to Section
                                                                      -------
9.2 if the Company's assets (other than purchased good will) were sold for their
- ---
book values as determined at the close of the immediately preceding fiscal year of the Company, the Company's liabilities repaid, and the balance distributed to the Members in liquidation of their interests in the Company.

          10.3 FAILURE TO EXERCISE PURCHASE OPTION. If the Class A Members do not exercise the purchase option under Section 10.1 and the business of the
                                       ------------
Company is continued as provided in Section 9.1(c), then each of the persons who
                                    --------------
succeed to the dissociated Member's interest shall be an assignee of such dissociated Member, but shall not be a Member unless admitted as a Member in accordance with Section 3.3. The rights of such Member's successors shall be
                -----------
subject to offset for any damages suffered by the Company or the other Members as a result of such wrongful dissociation.

                ARTICLE 11 -- LIMITATION OF MEMBER'S LIABILITY;
                           INDEMNIFICATION OF MEMBERS

     11.1 LIMITATION OF LIABILITY. No Member or Manager, or their respective officers, directors, agents, employees, members or managers, shall have liability to the Company or its Members for monetary damages for conduct as a Member or Manager, except for acts or omissions that involve a breach of this Agreement, intentional misconduct, a knowing violation of law, conduct violating RCW 25.15.235, or for any transaction from which such person has personally received a benefit in money, property or services to which such person was not legally entitled. If the Act is hereafter amended to authorize Company action further limiting the personal liability of such persons, then the liability of such persons shall be eliminated or limited to the full extent permitted by the Act, as so amended. No repeal or modification of the Act or this Section 11.1
                                                                  ------------
shall adversely affect any right or protection of any such person existing at the time of such repeal or modification for or with respect to an act or omission of such person occurring prior to such repeal or modification.

     11.2 INDEMNIFICATION. The Company shall indemnify each Member and Manager, and their respective officers, directors, agents, employees, members or managers, from and against any judgments, settlements, penalties, fines or expenses incurred in a proceeding to which such person is a party because he, she or it is, or was, a Member, a Manager, or officer, director, agent, employee, member or manager thereof; provided, that such persons shall not be indemnified from or on account of acts or omissions of such persons finally adjudicated to be a breach of this Agreement, intentional misconduct or a knowing violation of law by such persons, conduct of such persons adjudged to be in violation of RCW 25.15.235, or any transaction with respect to which it was finally adjudged that such person received a benefit in money, property or services to which such person was not legally entitled. The right to indemnification conferred in this Section 11.2 shall be a contract right and
                                  ------------
shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 11.2 or otherwise.
                       ------------

     The right to indemnification and payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 11.2
                                                                   ------------
shall not be exclusive of any other right any person entitled to indemnification under this Agreement may have or hereafter acquire under any statute, this Agreement, vote of Members or otherwise.

     No repeal or modification of the Act or this Section 11.2 shall adversely
                                                  ------------
affect any right to indemnification existing at the time of such repeal or modification for or with respect to indemnification related to an act or omission of such person occurring prior to such repeal or modification.

                          ARTICLE 12 -- MISCELLANEOUS

     12.1 NOTICES. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given if delivered personally to the party to whom directed or, if mailed, by registered or certified mail, postage and charges prepaid, addressed (a) if to a Member or Manager, to such person's address specified on attached Schedule 1, and (b) if
                                                        ----------
to the Company, to the Company's address specified in Section 1.5.  Any such
                                                      -----------
notice shall be deemed to be given when personally delivered, on the date of delivery if delivered by overnight courier service, on the date such notice is sent by telecopier to a telecopy number designated on the Schedule if such notice is also sent by overnight courier service, or, if mailed, two (2) business days after the date of mailing. A Member, Manager or the Company may change its address for purposes of notices hereunder by giving notice specifying such changed address in the manner specified in this Section 12.1.
                                                ------------

     12.2 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Washington.

     12.3 AMENDMENTS. This Agreement may be amended by the affirmative vote of a Majority Percentage Interest of the Class A Members; provided, however, that
                                                       --------  -------
Section 3.2, Article 7 and Article 8 of this Agreement shall not be modified in
- -----------  ---------     ---------
any way that has an adverse effect on a Member unless such Member consents to the proposed modification.

     12.4 CONSTRUCTION. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

     12.5 HEADINGS. The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

     12.6 WAIVERS. The failure of any person to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

     12.7 REMEDIES. The rights and remedies of the parties hereunder shall not be mutually exclusive, and the exercise of any one right or remedy shall not preclude or waive the right to exercise any other remedies. Said rights and remedies are in addition to any other rights the parties may have by law or otherwise.

     12.8 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

     12.9 HEIRS, SUCCESSORS AND ASSIGNS. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

     12.10 CREDITORS. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

     12.11 JURISDICTION AND VENUE. In the event that any suit is brought arising out of or in connection with this Agreement, the parties consent to the jurisdiction of, and agree that sole venue will lie in, the state and federal courts located in King County, Washington.

     12.12 DISPUTE RESOLUTION.

          12.12.1 DISPUTE RESOLUTION. The parties to this Agreement desire to resolve disputes arising out of this Agreement without litigation. Accordingly, except for action seeking a temporary restraining order injunction related to the purposes of this Agreement, or suit to compel compliance with this dispute resolution process, the parties agree to use the dispute resolution procedures set forth in Section 12.12 as their sole remedy with respect to any controversy
             -------------
or claim arising out of or relating to this Agreement or its breach.

     At the written request of any party, the parties to the dispute will appoint knowledgeable, responsible representatives to meet and negotiate in good faith to resolve any dispute arising under this Agreement. The parties intend that these negotiations be conducted by non-lawyer, business representatives. The location, format, frequency, duration and conclusion of these discussions shall be left to the discretion of the representatives. Discussion and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in the arbitration described below. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit.

          12.12.2 MEDIATION.  If the negotiations set forth in Section 12.12.1
                                                               ---------------
do not resolve the dispute within sixty (60) days of the initial written request, the parties agree to work in good faith to settle the dispute by mediation under the commercial mediation rules of the American Arbitration Association. The parties will attempt to agree on a mediator. If they are unable to do so, the mediation will be referred to the Seattle office of the American Arbitration Association for mediation which will appoint a qualified mediator to serve. The mediation shall take place in Seattle. Unless the parties agree otherwise, the first mediation session shall take place no later than ninety (90) days after the initial written request to negotiate. The mediation shall continue until the dispute is resolved or until such time as the mediator makes a good faith determination that the likelihood of resolution is sufficiently remote that continuation of the mediation is not warranted.

          12.12.3 ARBITRATION.  If a determination is made pursuant to Section
                                                                       -------
12.12.2 that continuation of the mediation process is not warranted, the dispute
- -------
shall be submitted to binding arbitration by a panel of three arbitrators pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any party may demand such arbitration in accordance with the procedures set out in those rules. Each party shall have the right to take the deposition of one individual, and any expert witness designated by the other party. Each party shall also have the right to request production of relevant documents, the scope and enforcement of which shall be governed by the arbitrator. Additional discovery may be only by order of the arbitrator, and only upon a showing of substantial need. The arbitrator shall be authorized to issue subpoenas for the purpose of requiring attendance of witnesses at depositions. The arbitration hearing shall be commenced within sixty (60) days of the determination that mediation is not going to be successful. The arbitration shall be held in Seattle, Washington or such other location as mutually agreed upon by the parties. The arbitrator shall control the scheduling so as to process the matter expeditiously. The parties may submit written briefs. The arbitrator shall rule on the dispute by issuing a written opinion within thirty (30) days after the close of hearings. The times specified in this section may be extended upon mutual agreement of the parties or by the arbitrator upon a showing of good cause. The award rendered by arbitration shall be final, binding and nonappealable judgment and the award may be entered in any court of competent jurisdiction in the United States.
Punitive damages shall not be awarded by the arbitrator.

          12.12.4 CONFIDENTIALITY. The parties agree that all communications and negotiations between the parties during the dispute resolution process, any settlements agreed upon during the dispute resolution process and any information regarding the other party obtained during the dispute resolution process (that are not already public knowledge) are confidential and may be disclosed only to employees and agents of the parties who shall have a "need to know" the information and who shall have been made aware of the confidentiality obligations set forth in this Section, unless the party is required by law to disclose such information.

          12.12.5 FEES AND EXPENSES. The parties shall equally split the fees of the mediator and the arbitrator. Any party found by the arbitrator to have breached this Agreement shall pay all other costs and expenses, including reasonable attorneys' fees and expenses, of the other party incurred in connection with the dispute resolution process. If the arbitrator does not find that any party has breached this Agreement, then each party shall bear its own costs and expenses, including attorneys' fees and expenses.

     12.13 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.


                            [Signature Page Follows]

          Executed as of the date first above written by the undersigned.

                              EAGLE RIVER INVESTMENTS, L.L.C.



                              By
                                ----------------------------------
                                   Manager


                              NEXTLINK, INC.



                              By
                                ----------------------------------
                                   Title
                                        --------------------------


                              BWP, INC.



                              By
                                ----------------------------------
                                   Title
                                        --------------------------


                              ------------------------------------
                              SCOT JARVIS

                              PENNS LIGHT COMMUNICATIONS, INC.



                              By
                                ----------------------------------
                                   Title
                                        --------------------------



                              PROBE VENTURES, INC.



                              By
                                ----------------------------------
                                   Title
                                        --------------------------


                              CITY SIGNAL, INC.



                              By
                                ----------------------------------
                                   Title
                                        --------------------------


                              U.S. NETWORK CORPORATION



                              By
                                ----------------------------------
                                   Title
                                        --------------------------

                                   Schedule 1
                                       to
            Amended and Restated Limited Liability Company Agreement
                                       of
                        NEXTLINK Communications, L.L.C.

NAMES AND ADDRESSES OF                          PERCENTAGE
MEMBERS                                UNITS    INTERESTS



EAGLE RIVER                         53,938,354  87.705%
INVESTMENTS, L.L.C.
2320 Carillon Point
Kirkland, WA  98033

NEXTLINK, INC.                         820,388   1.334%
155 108TH Ave. N.E.
Bellevue, WA  98004

BWP, INC.                            4,411,941   7.174%
700 S.W. Washington
Portland, OR 97205

SCOT JARVIS                            500,000   0.813%
2320 Carillon Point
Kirkland, WA  98033

PENNS LIGHT COMMUNICATIONS, INC.       262,525   0.427%
925 Berkshire Blvd.
Wyomissing, PA 91610

PROBE VENTURES CORP.                    26,239   0.043%
Three Wing Drive
Cedar Knolls, NJ 07927-1000

CITY SIGNAL, INC.                      888,371   1.445%
2855 Oak Industrial Drive N.E.
Grand Rapids, MI 49506

U.S. NETWORK CORPORATION               651,993   1.060%
10 South Riverside Plaza
Chicago, IL 60606-3709


TOTALS                              61,499,811      100%